EXHIBIT 2



                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                         JUDGE TECHNICAL SERVICES, INC.

                          INFORMATION SOLUTIONS, INC.,

                                ISI SYSTEMS, INC.

                                       AND

                                 JOHN J. RUNYON


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                                TABLE OF CONTENTS


SECTION  1.       ACQUISITION OF ASSETS.....................................  1
         1.1      Purchased Assets..........................................  1
         1.2      Excluded Assets...........................................  2
         1.3      Liabilities to be Assumed by Buyer........................  3

SECTION  2.       PURCHASE PRICE AND PAYMENT................................  3
         2.1      Purchase Price............................................  3
         2.2      Closing Adjustments.......................................  5
         2.3      Allocation of Consideration...............................  6

SECTION  3.       CLOSING...................................................  6
         3.1      Time and Place of Closing.................................  6
         3.2      Deliveries at the Closing.................................  6

SECTION  4.       REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND
                  SHAREHOLDER...............................................  7
         4.1      Organization and Good Standing............................  7
         4.2      Power and Authorization...................................  7
         4.3      No Conflicts..............................................  7
         4.4      Brokers...................................................  8
         4.5      Compliance with Laws......................................  8
         4.6      Securities Laws Matters...................................  9
         4.7      Litigation................................................ 10
         4.8      Financial Statements...................................... 10
         4.9      Accounts Receivable....................................... 11
         4.10     Personal Property......................................... 11
         4.11     List of Properties, Contracts, etc........................ 11
         4.12     Contracts................................................. 13
         4.13     Intellectual Property..................................... 13
         4.14     Customers and Suppliers................................... 13
         4.15     Taxes..................................................... 13
         4.16     Employee Benefits......................................... 14
         4.17     Labor Matters............................................. 16
         4.18     Employees................................................. 17
         4.19     Full Disclosure........................................... 17
         4.20     Net Asset Guarantee....................................... 18
         4.21     Absence of Changes or Events.............................. 18
         4.22     Affiliate Agreements...................................... 19


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SECTION  5.       REPRESENTATIONS AND WARRANTIES OF BUYER................... 19
         5.1      Organization and Good Standing............................ 20
         5.2      Power and Authorization................................... 20
         5.3      No Conflicts.............................................. 20
         5.4      Brokers................................................... 21
         5.5      Capital Structure......................................... 21

SECTION  6.       EMPLOYEE BENEFITS AND EMPLOYMENT.......................... 21
         6.1      Employment................................................ 21
         6.2      Employee Pension Benefit Plans............................ 21
         6.3      Employee Welfare Benefit Plans............................ 22
         6.4      Vacation and Holidays..................................... 22
         6.5      Health Continuation Coverage.............................. 22
         6.6      Health Insurance Portability and Accountability Act....... 22
         6.7      Reporting and Disclosure Requirements..................... 22
         6.8      Employee Records.......................................... 22

SECTION  7.       CERTAIN CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS....... 22
         7.1      Representations and Warranties............................ 22
         7.2      Performance of Covenants.................................. 23
         7.3      Net Asset Value........................................... 23
         7.4      Approvals................................................. 23
         7.5      Legal Matters............................................. 23
         7.6      No Material Adverse Change................................ 23
         7.7      Opinion of Counsel........................................ 23
         7.8      Closing Certificates...................................... 23

SECTION  8.       CERTAIN CONDITIONS PRECEDENT TO OBLIGATIONS OF
                  SHAREHOLDER AND SELLERS................................... 23
         8.1      Representations and Warranties............................ 24
         8.2      Performance of Covenants.................................. 24
         8.3      Approvals................................................. 24
         8.4      Legal Matters............................................. 24
         8.5      Lease..................................................... 24
         8.6      Closing Certificates...................................... 24

SECTION  9.       CERTAIN POST-CLOSING MATTERS; COVENANTS .................. 24
         9.1      Confidential Information.................................. 24
         9.2      Covenant Not to Compete................................... 24
         9.3      Pursuit of Authorizations................................. 25
         9.4      Assignment of Purchased Assets; Consents.................. 26
         9.5      Rule 144.................................................. 26
         9.6      Doubtful Account Reserve Payment.......................... 26
         9.7      Use of Name; Dissolution of ISI Systems................... 26
         9.8      Audited Financial Statements.............................. 27


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SECTION  10.      INDEMNIFICATION........................................... 27
         10.1     Indemnification by Sellers................................ 27
         10.2     Indemnification by Buyer.................................. 27
         10.3     Inter-Party Claims........................................ 27
         10.4     Third Party Claims........................................ 27
         10.5     Limitations............................................... 28
         10.6     Right of Set-Off.......................................... 28

SECTION  11.      MISCELLANEOUS............................................. 29
         11.1     Knowledge................................................. 29
         11.2     Survival of Representations and Warranties................ 29
         11.3     Further Assurances........................................ 29
         11.4     Costs and Expenses........................................ 29
         11.5     Notices................................................... 30
         11.6     Assignment and Benefit.................................... 30
         11.7     Settlement of Disputes.................................... 31
         11.8     Amendment, Modification and Waiver........................ 31
         11.9     Governing Law; Consent to Jurisdiction.................... 31
         11.10    Section Headings and Defined Terms........................ 32
         11.11    Severability.............................................. 32
         11.12    Counterparts.............................................. 32
         11.13    Entire Agreement, etc..................................... 32

EXHIBIT I       - Form of Employment Agreement
EXHIBIT II      - Form of Earnout Note
EXHIBIT III     - Form of First Note
EXHIBIT IV      - Form of Second Note
EXHIBIT V       - Form of Bill of Sale, Assignment and Assumption
EXHIBIT VI      - Form of Opinion of Sellers' and Shareholder's Counsel
EXHIBIT VII     - Form of Subordination Agreement

SCHEDULE 1.1(c) - Tangible Assets
SCHEDULE 1.1(d) - Intellectual Property
SCHEDULE 1.1(e) - Assumed Contracts
SCHEDULE 1.1(h) - Other Assets of Sellers
SCHEDULE 2.3    - Allocation of Consideration
SCHEDULE 6.1    - Employee List


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                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT is dated as of March 5, 1998 by and between INFORMATION SOLUTIONS, INC., a Michigan corporation ("Information Solutions"), ISI SYSTEMS, INC., a Michigan corporation ("ISI Systems" and together with Information Solutions, the "Sellers"), JOHN J. RUNYON ("Shareholder") and JUDGE TECHNICAL SERVICES, INC., a Pennsylvania corporation ("Buyer").

                                   BACKGROUND

     The parties hereto desire to provide for the acquisition by Buyer of certain assets of Sellers relating to, used, or held for use in its permanent and contract placement businesses (the "Business"), but excluding certain other assets and liabilities, all on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

     SECTION 1. ACQUISITION OF ASSETS.

     1.1 Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall, and Shareholder shall cause Sellers to, sell, convey, assign, transfer and deliver to Buyer all of Sellers' right, title and interest in and to all of the tangible and intangible properties and assets owned or held by Sellers and relating to or used or held for use in connection with the Business, free and clear of all liens (except as set forth in the Disclosure Statement pursuant to Section 4.3 hereof), including, without limitation, the following assets owned or held by Sellers and each of the assets listed or required to be listed on the Disclosure Statement pursuant to Section
4.12 hereof, but excluding the Excluded Assets (as herein defined) (the "Purchased Assets"):

         (a) Cash, which must equal or exceed $50,000;

         (b) Accounts Receivable;

         (c) all supplies, machinery, furniture, equipment and other personal property, including those set forth on Schedule 1.1(c) hereto;

         (d) all inventions, whether or not patented, know-how, domestic and foreign letters patent, patent applications, patent licenses, software licenses and know-how licenses (including but not limited to the names "ISI" and "Information Solutions"), trade secrets (including but not limited to all results of research and development), trade names, trademarks, service-marks, copyrights, trademark registrations and applications, service mark registrations and applications, copyright registrations and applications and rights-to-use (collectively "Intellectual Property") as set forth on Schedule 1.1(d) hereto;


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         (e) all right, title and interest in, to and under all purchase orders, sales agreements, equipment leases, distribution agreements, licensing agreements and other contracts, agreements and commitments of Sellers ("Contracts") identified on Schedule 1.1(e);

         (f) copies of all books and records predominantly relating to the Business and the Purchased Assets (including such books and records as are contained in computerized storage media), including all inventory, purchasing, accounting, sales, export, import, manufacturing, marketing, banking and shipping records and all files, contractor, consultant, customer/client and supplier lists, records, literature and correspondence, and marketing materials excluding tax returns;

         (g) the lease (the "Lease") related to the facility at 8625 Richardson Road, Suite 100, Walled Lake, Michigan 48390 (the "Facility");

         (h) any other assets of Sellers' Business including those set forth on
Schedule 1.1(h) which are of a nature not customarily reflected in the books and records of a business, such as assets which have been written off for accounting purposes but which are still used by or of value to Sellers;

         (i) all Authorizations (as defined in Section 4.5(b)) associated with the Sellers' Business and its operations;

         (j) all intangible assets and goodwill associated with the Sellers' Business and its operations; and

         (k) any other assets of Seller which are located at the Facility.

     1.2 Excluded Assets. Notwithstanding anything to the contrary in Section
1.1 of this Agreement, the following rights, properties and assets shall not be included in the Purchased Assets (the "Excluded Assets"):

         (a) All employee records (excluding employment and non-competition agreements);

         (b) Sellers' Employee Benefit Plan(s) (as defined below) and all obligations related thereto;

         (c) All ownership, leasehold and other interests in real property, in each case together with all buildings thereon;

         (d) Sellers' tax returns and records;

         (e) All assets of ISI Systems other than inventory and equipment.


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     1.3 Liabilities to be Assumed by Buyer. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall assume and thereafter in due course pay and fully satisfy all liabilities, obligations and related expenses arising after the Closing pursuant to the terms of the Contracts, accrued compensation, accrued expenses and current short term notes (including those payable to First Chicago NBD) payables accrued and recorded on Sellers' books as of the Closing as set forth on Schedule 1.1(e) hereof.

     Except as otherwise specifically provided for in this Section 1.3, Buyer shall not assume, or in any way be liable or responsible for, any liabilities, obligations or debts of either Seller of any type or nature, including, without limitation, liabilities arising under all Contracts not identified on Schedule 1.1(e), any related unfunded pension liabilities, any medical, life, disability insurance liabilities, any workman compensation claims, any local, state, federal, payroll or other tax liabilities, liabilities relating to claims for damages based upon the breach by either Seller of any federal, state or local environmental or occupational health and safety laws or regulations, liabilities related to products liability, tort claims or other litigation, any undisclosed liabilities, liabilities incurred for the costs and expenses of negotiating and consummating the transactions contemplated by this Agreement, liabilities incurred in connection with the termination of any of the Contracts to be transferred hereunder for which consent of the other party thereto is required but not obtained, any liabilities related to the classification of independent contractors, tort claims asserted against either Seller or claims against either Seller for breach of contract which are based on acts or omissions of either Seller occurring on, before or after the Closing.

     SECTION 2. PURCHASE PRICE AND PAYMENT.

     2.1 Purchase Price.

         (a) The total consideration for the Purchased Assets shall be the cash and stock paid at Closing plus the assumption of the specified liabilities pursuant to Section 1.3 hereof and monies earned or paid in the form of notes described under paragraphs (b), (c) and (d) below or pursuant to paragraph (e) below, if any, and minus the amount of the Closing Adjustment, as provided in
Section 2.2 hereof (the "Purchase Price"). At Closing $3,932,400.90 of the Purchase Price shall be paid to Sellers by wire transfer pursuant to instructions previously provided by Sellers to Buyer for that purpose and, in addition, 100,000 shares of The Judge Group, Inc.'s ("Judge Group") unregistered common stock (the "Shares") bearing the appropriate restrictive legend shall be delivered to Information Solutions. The Purchase Price received shall be first allocated to Sellers' accounts receivables and other tangible assets and thereafter to goodwill.

         (b) An additional portion of the Purchase Price shall be paid in the form of an earnout (the "Earnout") with respect to the performance of the Business as it was conducted by Sellers from January 1, 1998 to the Closing Date and from the Closing Date to December 31, 1998 (the "Earnout Period"). The Earnout shall be computed and paid as follows:


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             (i) Buyer shall pay Information Solutions $250,000;

             (ii) If the earnings of the Business before interest, taxes and depreciation plus the "Addbacks" of "Capital Market", rent and other expenses as mutually agreed upon by the parties ("EBITD") (described more fully in subparagraph (vi) below) for the Earnout Period accounted for under the accrual method of accounting in accordance with Buyer's accounting policies and procedures and generally accepted accounting principles ("GAAP") exceed $600,000, Buyer shall pay Information Solutions $1.60 for each additional dollar of EBITD earned from $600,001 up to $725,000;

             (iii) If EBITD for the Earnout Period exceeds $725,000, Buyer shall pay Information Solutions $2.40 for each additional dollar of EBITD earned from $725,001 up to $850,000;

             (iv) Payments required to be made under subparagraphs (i), (ii) and
(iii) above, if any, shall be deemed earned and owing to Information Solutions; provided, however, that (A) no payment shall be made if Shareholder terminates his employment with Buyer or if Buyer terminates Shareholder's employment pursuant to Sections 4.3(i) or (ii) of the Employment Agreement, a form of which is attached hereto as Exhibit I, at any time during the Earnout Period, (B) the maximum $750,000 amount of potential Earnout shall be payable if Buyer terminates Shareholder without "cause" pursuant to Section 4.4 of the Employment Agreement, and (C) if Shareholder has been terminated for "cause" other than pursuant to Section 4.3(i) or (ii) of the Employment Agreement or terminates his employment as a result of death or disability, such payments shall be deemed earned and owing to Information Solutions as of the date of such termination (determined by calculating the Earnout as if the Earnout Period had ended on the date of termination).

             (v) Subject to subparagraph (iv) above, payments earned and owing under paragraphs (i), (ii) and (iii) above, if any, shall be paid with Buyer's two (2) year unsecured promissory note bearing interest at 8% per annum payable in equal quarterly payments of principal and interest commencing March 31, 1999 in the form attached as Exhibit II hereof (the "Earnout Note");

             (vi) In connection with the operation of the Business during the Earnout Period, Buyer agrees that for purposes of determining EBITD it will not charge any overhead expense to the Business without the agreement of Information Solutions.

         The term "Capital Market" expenses means legal and accounting fees and other expenses incurred by Seller in connection with the redemption of its stock from a former shareholder and the evaluation, negotiation and sale of Seller's assets culminating with this Agreement.

         (c) At Closing, Buyer shall issue Information Solutions a two (2) year unsecured promissory note (the "First Note") in the amount of $340,000 bearing interest at 8% with equal payments of principal made monthly commencing April 1, 1998 in the form attached as Exhibit III hereto; and


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         (d) At Closing, Buyer shall issue Information Solutions a two (2) year unsecured promissory note (the "Second Note" and collectively with the Earnout Note and the First Note, the "Notes") in the amount of $300,000 bearing interest at 8% with equal monthly payments of principal plus interest commencing April 1, 1998 in the form attached as Exhibit IV hereto, which shall be paid so long as Shareholder is employed by Buyer or has been terminated by Buyer for any reason other than "cause" (as defined in the Employment Agreement) and has complied with Section 9.2 hereof and Section 5.1 of the Employment Agreement.

         (e) On the first anniversary of the Closing (the "Anniversary Date"), if the 30-day average stock price of Judge Group common stock, as reported on the Nasdaq Stock Market, is not at least $15.00 per share, Buyer shall pay or cause to be paid to Information Solutions by wire transfer within fifteen (15) business days thereafter an amount equal to the difference between $15.00 and the 30-day average closing price of the shares for the period ending on the Anniversary Date times 100,000.

     2.2 Closing Adjustments.

         (a) Except as otherwise mutually agreed among the parties hereto, the following items shall be apportioned and prorated, on a daily basis, between the Sellers and the Buyer as of 12:00 midnight on February 28, 1998 (the "Effective Date"):

             (i) all general real estate taxes and personal property taxes;

             (ii) all utilities;

             (iii) all items for which payment has been received by the Seller and for which services have not been rendered;

             (iv) all payroll obligations including deduction and payment to appropriate state and federal authorities for income tax withholding, FICA, FUTA, SUI;

             (v) supplies and equipment delivered after Closing; and

             (vi) all commissions payable to staff employees shall be attributable to the sale to which they relate. The party who receives the revenue associated with the sale will be responsible to pay the commission.

         (b) On or before March 31, 1998, the Seller shall present to the Buyer a Schedule of the adjustments in Section 2.2(a) and (c) showing the computation thereof.


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         (c) On or before March 31, 1998, the Purchase Price shall be adjusted
(if required) as follows:

             (i) the Purchase Price shall be increased by the amount by which the Net Assets (as defined in Section 4.20) as of February 28, 1998 exceed $675,000; or

             (ii) the Purchase Price shall be decreased by the amount by which the Net Assets as of February 28, 1998 are less than $675,000.

     2.3 Allocation of Consideration. The Purchase Price shall be allocated among the Purchased Assets as set forth on Schedule 2.3 hereto. The parties shall report this transaction for tax purposes consistently with such allocation.

     SECTION 3. CLOSING.

     3.1 Time and Place of Closing. The closing of the purchase and sale of the Purchased Assets (the "Closing") pursuant to this Agreement shall take place on March 5, 1998 at the offices of Drinker Biddle & Reath LLP ("DBR") located at 1000 Westlakes Drive, Suite 300, Berwyn, Pennsylvania 19312 commencing at 10:00 A.M., local time or at such other date, time or place as may be agreed to by Buyer and Sellers (the "Closing Date").

     3.2 Deliveries at the Closing. At the Closing, in addition to the other actions contemplated elsewhere herein:

         (a) Sellers shall deliver, or shall cause to be delivered, to Buyer the following:

             (i) a bill of sale satisfactory to Buyer transferring title to all of the Purchased Assets in the form attached as Exhibit V hereto;

             (ii) such other instruments of transfer as shall be necessary or appropriate to vest in Buyer good and marketable title to the Purchased Assets;

             (iii) assignments satisfactory to Buyer of all Contracts whenever necessary;

             (iv) Opinion letter of Seller's Counsel in the form attached hereto as Exhibit VI;

             (v) Subordination Agreement in the form attached hereto as Exhibit VII; and

             (vi) Documents evidencing the assignment of the Lease.


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         (b) Buyer shall deliver, or shall cause to be delivered, to Sellers the
Purchase Price in accordance with Section 2.1 and the Employment Agreement.

         (c) Buyer shall deliver to Sellers an assumption of liabilities agreement in the form attached hereto as Exhibit V.

     SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND SHAREHOLDER.

     Certain representations and warranties made by Sellers and Shareholder are modified as and to the extent set forth in the Disclosure Statement which has previously been delivered to Buyer at least two (2) business days prior to the date hereof (the "Disclosure Statement") or as otherwise provided herein. Shareholder and each Seller represent and warrant to Buyer as of the date of this Agreement as follows:

     4.1 Organization and Good Standing. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it. Each Seller is duly qualified to do business and is in good standing in each jurisdiction in which failure to be so qualified would have an adverse effect on the Business or the Purchased Assets. The Disclosure Statement sets forth a complete and accurate list with respect to each Seller of all its affiliates, each jurisdiction where it or an affiliate is authorized to do business, and each Seller's capitalization (including the identity of each Seller's stockholders and the number of shares held by each stockholder).

     4.2 Power and Authorization. Each Seller has full legal right, power and authority to enter into and perform its obligations under this Agreement, the Employment Agreement, and the other agreements and documents required to be delivered by it prior to or at the Closing (the "Seller Transaction Documents"). The execution, delivery and performance by each Seller of this Agreement and the Seller Transaction Documents have been duly authorized by all necessary action. This Agreement has been duly and validly executed and delivered by each Seller and constitutes the legal, valid and binding obligation of each Seller, enforceable against it in accordance with its terms. When executed and delivered as contemplated herein, each of the Seller Transaction Documents shall constitute the legal, valid and binding obligation of each Seller, enforceable against it in accordance with its terms.

     4.3 No Conflicts.

         (a) Except as described in the Disclosure Statement, the execution, delivery and performance of this Agreement and the Seller Transaction Documents do not and will not (with or without the passage of time or the giving of notice):

             (i) violate or conflict with any law, regulation, permit, license, certificate, judgment, order, award or other decision or requirement of any arbitrator, court, government or governmental agency or instrumentality, domestic or foreign, (collectively, "Laws"), binding upon Shareholder or either Seller that is likely to have an adverse effect on the Business;


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             (ii) violate or conflict with, result in a breach of, or constitute a default or otherwise cause any loss of benefit under any Contract, or give to others any rights (including rights of termination, foreclosure, cancellation or acceleration) in or with respect to any of the Purchased Assets;

             (iii) result in, require or permit the creation or imposition of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance of any nature upon or with respect to the Purchased Assets that is likely to, either individually or in the aggregate, have a material adverse effect on the Purchased Assets;

             (iv) cause Buyer to become subject to, or become liable for the payment of any tax except for Buyer's prorated portion of accrued taxes described in Section 2.2(a); or

             (v) cause any of the Purchased Assets to be reassessed or revalued by any taxing authority or governmental body.

         (b) There are no judicial, administrative or other governmental actions, proceedings or investigations pending against Shareholder or either Seller or, to the knowledge of Shareholder or either Seller, threatened, that question any of the transactions contemplated by, or the validity of, this Agreement or any of the other agreements or instruments contemplated hereby or which, if adversely determined, is likely to have an adverse effect upon the ability of Shareholder or either Seller to enter into or perform its obligations under this Agreement or any such other agreements or instruments. Neither Shareholder nor Sellers have received any request from any governmental agency or instrumentality for information with respect to the transactions contemplated hereby.

     4.4 Brokers. No person, acting on behalf of Shareholder or either Seller or its affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.

     4.5 Compliance with Laws.

         (a) Except as described in the Disclosure Statement: the operation of the Business and the Purchased Assets is, and at all times during the last two
(2) years has been, in compliance in all material respects with all applicable Laws; and neither Shareholder nor Sellers have had any basis to expect, and have not received, with respect to the Purchased Assets or the operation of the Business, during the last two (2) years, any notice, order or other communication from any governmental agency or instrumentality of any alleged, actual, or potential violation of or failure to comply with any Law.


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         (b) All material federal, foreign, state, local and other governmental consents, licenses, permits, franchises, grants and authorizations (collectively, "Authorizations") required for the operation of the Business as currently conducted and as conducted during the last two (2) years are, except as otherwise described in the Disclosure Statement, in full force and effect without any default or violation thereunder by either Seller or by any other party thereto and neither Shareholder nor Sellers have received any notice of any claim or charge that either Seller is or within the last two (2) years had been in violation of or in default under any such Authorization. Except as described in the Disclosure Statement: (i) no proceeding is pending or, to the knowledge of Shareholder or either Seller, threatened by any person to revoke or deny the renewal of any Authorization; and (ii) neither Shareholder nor Sellers have been notified that any such Authorization may not in the ordinary course be renewed upon its expiration or that by virtue of the transactions contemplated hereby any such Authorization may not be granted or renewed or transferred to Buyer.

     4.6 Securities Laws Matters

         (a) Information Solutions acknowledges that Shares and the monies earned pursuant to Section 2.1(b) through 2.1(d) herein, if any (the "Securities"), hereunder will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration becomes or is available.

         (b) Information Solutions represents and warrants that its principal place of business is located in the State of Michigan and that Buyer has not communicated with Information Solutions with respect to the offer or sale of the Securities at any time while Information Solutions was located in any other state.

         (c) Information Solutions represents and warrants that:

             (i) It is well versed in financial matters and has such knowledge and experience in financial and business matters and that it is fully capable of understanding the merits and risks of the investment being made in the Securities and the risks involved in connection therewith;

             (ii) It is acting herein for its own account and is acquiring the Securities for investment without a view to the resale or other distribution thereof. It is financially able to hold the Securities for long-term investment, believes that the nature and amount of the Securities to be acquired hereunder is consistent with its overall investment program and financial position, and recognizes that there are substantial risks involved in an investment in the Securities;

             (iii) It is an "accredited investor" as defined in Rule 501(a) of Regulation D under the Securities Act; and


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             (iv) It has received and reviewed the prospectus related to the initial public offering of Judge Group common shares, its annual report on Form 10-K for the year ended December 31, 1996 and its quarterly reports on Form 10-Q for the three months ended March 31, 1997, June 30, 1997, and September 30, 1997.

         (d) Information Solutions acknowledges and agrees that Buyer may, if it so desires, permit transfers, or authorize its transfer agent to permit transfers, of the Securities only when such Securities have been registered under the Securities Act or when the request for transfer is accompanied by satisfactory assurance (including, if requested, an opinion of counsel acceptable to Buyer) that the sale or proposed transfer does not require registration under the Securities Act, and each Seller agrees that a legend to such effect will be placed on the Securities.

     4.7 Litigation. Except as described in the Disclosure Statement, there are no, and during the last two (2) years there have not been any, claims, actions, suits, proceedings (arbitration or otherwise) or investigations involving or affecting the Business or the Purchased Assets before or by any court or governmental agency or instrumentality, or before an arbitrator of any kind; and no pending claim, action, suit, proceeding or investigation, if determined adversely, would either individually or in the aggregate have a material adverse effect on the Business, or would result in a liability in excess of $5,000 in the case of any single action or $10,000 in the case of all such actions in the aggregate. To the knowledge of Shareholder and Sellers, except as described in the Disclosure Statement, no such claim, action, suit, proceeding or investigation is presently threatened or contemplated and there are no facts which could reasonably serve as a basis for any such claim, action, suit, proceeding or investigation. There are no unsatisfied judgments, penalties or awards against or affecting the Business.

     4.8 Financial Statements.

         (a) The unaudited statements of income of the Business for the 12-month periods ended December 31, 1996 and 1997, compiled for 1996 and reviewed for 1997 by Ronald D. Framchi, P.C., independent certified public accountant, a correct and complete copy of which is attached hereto as part of Schedule 4.8 of the Disclosure Statement, are true and correct in all material respects and present fairly the financial position of the Business of the Sellers and the results of their operations for the fiscal periods then ended, in conformity with GAAP consistently applied in accordance with past practice, and includes all adjustments which are necessary for a fair presentation of the information shown.

         (b) The unaudited statement of income of the Business for the two-month period February 28, 1998, reviewed by Ronald D. Framchi, P.C., independent certified public accountant, a correct and complete copy of which is attached hereto as part of Schedule 4.8 of the Disclosure Statement, are true and correct in all material respects and present fairly the financial position of the Business of the Sellers and the results of their operations for the period then ended, in conformity with GAAP applied on a consistent basis, and includes all adjustments which are necessary for a fair presentation of the information shown.

         (c) The unaudited balance sheet of the Business at February 28, 1998 (the "Balance Sheet"), reviewed by Ronald D. Framchi, P.C.; independent certified public accountant, a correct and complete copy of which is attached hereto as part of Schedule 4.8 of the Disclosure Statement, is true and complete in all material respects and presents fairly the assets and liability of the Business of the Sellers as of such date, in conformity with GAAP applied on a consistent basis, and includes all adjustments which are necessary for a fair presentation of the information shown.

     4.9 Accounts Receivable. All accounts receivable reflected on the Balance Sheet and included in the Purchased Assets have been acquired or have arisen only in the ordinary course of business, consistent with past practice, and are not subject to defenses, set-offs or counterclaims. All of such accounts receivable are generally due within 30 days after being accrued on the books of the Sellers and have been collected, or are collectible within 180 days after billing, in the full aggregate recorded amounts thereof, less, in the case of the accounts receivable reflected on the Balance Sheet, an allowance for doubtful accounts in the amount of $20,000 (the "Doubtful Account Reserve") as shown on the Balance Sheet. The Doubtful Account Reserve has been mutually agreed to by Sellers and Buyer. Schedule 4.9 of the Disclosure Statement lists the Business's accounts receivable as of the Balance Sheet date, specifying the account debtor, the face amount of the receivable and the age of the receivable.

     4.10 Personal Property. Except as described in the Disclosure Statement:
(a) the Sellers have good and valid title to all of the Purchased Assets free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance; and (b) all Purchased Assets owned or leased by the Sellers are in the possession or under the control of the Sellers are suitable for the purposes for which they are currently being used and are of a condition, nature and quantity sufficient for the conduct of the Business as it is presently conducted.

     4.11 List of Properties, Contracts, etc. The Disclosure Statement lists or adequately describes the following:

          (a) Each vehicle, item of machinery, equipment and other tangible asset (other than real property) included in the Purchased Assets with a fair market or book value in excess of $1,000 in respect of any item, and location thereof;

          (b) Each Authorization employed in the Business;

          (c) Each (i) fictitious business name, tradename, registered and unregistered trademark, service mark and related application (the "Marks"), (ii) patent, patent right and patent application (collectively, "Patents"), (iii) copyright in published and material unpublished works ("Copyrights"), computer programs and software, including Sellers' website ("Software"), (iv) proprietary formula, trade secret, formulation and invention ("Trade Secrets"), and (v) license and permit issued or granted by any person relating to any of the foregoing; in each case included in the Purchased Assets and owned, leased, used or held by, granted to or licensed by either Seller as either licensor or licensee, together with all other interests therein granted by either Seller to any other person and all agreements with respect to any of the foregoing to which either Seller is a party. (All employees have signed non-disclosure agreements in the form listed in subparagraph (g) below.)

          (d) Each contract, agreement or commitment which restricts or purports to restrict any business activities or freedom of either Seller or the officers, employees or consultants of either Seller to engage in the Business or to compete with any person;

          (e) Each Contract involving the performance of services or delivery of goods or materials by or to either Seller;

          (f) Each contract, agreement or commitment relating to the Business to which either Seller is a party or is otherwise bound providing for payments (contingent or otherwise) to or by any person or entity based on sales, purchases or profits, other than direct payments for goods, and each other contract, agreement or commitment relating to the Business to which either Seller is a party or by which it or any Purchased Assets are otherwise bound which is material to its business, operation, financial condition or prospects;

          (g) Each form of contract, employee non-disclosure and non-competition agreement or commitment used by either Seller as a standard form in the ordinary course of the Business;

          (h) A summary of each policy and binder of insurance, owned by, or maintained in the preceding two (2) years for the benefit of, or respecting which any premiums are paid directly or indirectly by either Seller relating to the Business;

          (i) Each insurance claim made or loss incurred in the preceding two
(2) years pursuant to any workers' compensation, liability or other insurance policy for a claim in excess of $5,000; and

          (j) Each outstanding power-of-attorney or similar power relating to the Business granted by either Seller for any purpose whatsoever.

     Each Seller has furnished or, on request, will furnish or make available to Buyer true and complete copies of each agreement, plan and other document required to be disclosed on the Disclosure Statement.

     4.12 Contracts. Except as described in the Disclosure Statement, each Contract was made in the ordinary course of business, is in full force and effect and is valid, binding and enforceable against the parties thereto in accordance with its terms. Except as described in the Disclosure Statement, each Seller has performed all obligations required to be performed by it under each such Contract, and no condition exists or event has occurred which with notice or lapse of time would constitute a default or a basis for delay or non-performance by either Seller or, to the best knowledge of Sellers, by any other party thereto. Neither Seller has any liabilities, whether fixed or contingent, relating to or arising out of contracts with the United States government or any agency thereof or any other customers, including, but not limited to, claims arising out of pricing provisions therein. There is no contractual or other requirement for any employee of the Business to obtain or maintain a security clearance with respect to any governmental agency or instrumentality. Except as described in the Disclosure Statement, each other party to each such Contract has consented or been given sufficient notice (where such consent or notice is necessary) that the same shall remain in full force and effect following the Closing.

     4.13 Intellectual Property. Except as otherwise described in the Disclosure Statement, Sellers are the sole owners or have the exclusive perpetual right to use without consideration, all Intellectual Property, free and clear of any lien, security interest, restriction, encumbrance or other adverse claim; neither Seller has granted or licensed to any person any rights with respect to any Intellectual Property and no other person has any rights in or to any of the Intellectual Property (including, without limitation, any rights to market or distribute any of the Intellectual Property); the rights of Sellers in and to any of the Intellectual Property will not be limited or otherwise affected by reason of any of the transactions contemplated hereby; and the Intellectual Property is sufficient for the conduct of the Business as it is presently conducted. The Intellectual Property does not infringe and, to either Seller's knowledge, is not alleged to have infringed any trademark, copyright, patent or other proprietary right of any person.

     4.14 Customers and Suppliers. No present customer or supplier has terminated or materially reduced, or has given notice that it intends to terminate or materially reduce, the amount of business done with Sellers with respect to the Business. Neither Shareholder nor Sellers are aware of any such intention on the part of any such customer, supplier or vendor, whether or not in connection with the transactions contemplated hereunder. There are no and during the last two (2) years there have not been any disputes or controversies involving, in the aggregate, more than $5,000 between either Seller and any customer, supplier or other person regarding the quality, merchantability or safety of, or involving a claim of breach of warranty which has not been fully resolved with respect to warranties provided by the Business.

     4.15 Taxes. All federal, state, local and foreign income, profits, franchise, sales, use, value added, payroll, premium, occupancy, property, severance, excise, withholding, customs, unemployment, transfer and other taxes, including interest, additions to tax and penalties (collectively "Taxes") relating to the Business due or properly shown to be due on any return filed by Sellers with respect to taxable periods ending on or prior to, and the portion of any interim period up to, the date hereof have been either fully accrued or fully and timely paid; and there are no levies, liens, or other encumbrances relating to Taxes existing, threatened or pending with respect to any Purchased Asset.

     4.16 Employee Benefits.

          (a) The Disclosure Statement contains a complete and correct list of all benefit plans, arrangements, commitments and payroll practices (whether or not employee benefit plans) ("Employee Benefit Plans") as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including, without limitation, sick leave, vacation pay, severance pay, salary continuation for disability, consulting or other compensation arrangements, retirement, deferred compensation, bonus, incentive compensation, stock purchase, stock option, health including hospitalization, medical and dental, life insurance and scholarship programs maintained for the benefit of any present or former employees of the Business.

          (b) With respect to each Employee Benefit Plan required to be listed on the Disclosure Statement: (i) each Employee Benefit Plan has been administered in compliance with its terms, and is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), and all other applicable Laws (including, without limitation, the funding and prohibited transaction provisions of ERISA and the Code, continuation coverage obligations pursuant to Title V of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and the Family and Medical Leave Act of 1993 ("FMLA")); (ii) the Sellers have made or provided for all contributions required under the terms of such Plans; (iii) there are and during the past three (3) years there have been no inquiries, proceedings, claims or suits pending or threatened by any governmental agency or authority or by any participant or beneficiary against any of the Employee Benefit Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any of such Employee Benefit Plans with respect to the design or operation of the Employee Benefit Plans; (iv) each Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA) which is intended to be "qualified" within the meaning of Section 401(a) of the Code is and has from its inception been so qualified, and any trust created pursuant to any such Employee Pension Benefit Plan is and has been from its inception exempt from federal income tax under Section 501(a) of the Code and the IRS has issued each such Plan a favorable determination letter which is currently applicable or an application for such a determination letter shall be made prior to the expiration of the applicable remedial amendment period; (v) neither Sellers nor any ERISA Affiliate is aware of any circumstance or event which would jeopardize the tax-qualified status of any such Employee Pension Benefit Plan or the tax-exempt status of any related trust; and (vi) Sellers and their ERISA Affiliates have, prior to the Closing, delivered to Buyer, with respect to all Employee Benefit Plans listed in the Disclosure Statement, true, complete and correct copies of the following: all plan documents, handbooks, manuals, collective bargaining agreements and similar documents governing employment policies, practices and procedures; all the most recent summary plan descriptions and any subsequent summaries of material modifications and all other material employee communications discussing any employee benefit; Forms 5500 (including audit reports) as filed with the IRS for the most recent four
(4) plan years; the most recent report of the enrolled actuary for all plans requiring actuarial valuation; all trust agreements with respect to employee benefit plans; plan contracts with service providers and plan contracts with insurers providing benefits for participants or liability insurance for fiduciaries and other parties in interest or bonding; most recent annual audit and accounting of plan assets for all funded plans; and most recent IRS determination letter for all plans qualified under Section 401(a) of the Code. As used herein, "ERISA Affiliate" shall refer to any trade or business, whether or not incorporated, under common control with the Seller within the meaning of
Section 414(b), (c), (m) or (o) of the Code.

          (c) Neither Sellers nor any ERISA Affiliate maintains or has ever maintained or been obligated to contribute to a "Multiemployer Plan" (as such term is defined by

Section 4001(a)(3) of ERISA), and neither Seller is bound by any collective bargaining agreement or legally binding arrangement to maintain or contribute to any Employee Benefit Plan.

          (d) Neither Sellers nor any ERISA Affiliate maintains or has ever maintained or been obligated to contribute to a Defined Benefit Plan (as defined in Section 3(35) of ERISA).

          (e) All reports and information required to be filed with the Department of Labor and IRS or with plan participants and their beneficiaries with respect to each Employee Benefit Plan required to be listed on the Disclosure Statement have been filed and all annual reports (including Form 5500 series) of such Plans were certified, if applicable, without qualification by each Plan's accountants and actuaries. There has been no material change with regard to any such Employee Benefit Plan since the last annual report.

          (f) All Employee Benefit Plans required to be listed on the Disclosure Statement may, without liability, be amended, terminated or otherwise discontinued except as specifically prohibited by federal law.

          (g) Any bonding required under ERISA with respect to any Employee Benefit Plan required to be listed on the Disclosure Statement has been obtained and is in full force and effect and no funds held by or under the control of the Sellers or any ERISA Affiliate are plan assets.

          (h) Neither Sellers nor any ERISA Affiliate maintains any retired life and/or retired health insurance plans which provide for continuing benefits or coverage for any employee or any beneficiary of an employee after such employee's termination of employment.

          (i) Neither Sellers nor any ERISA Affiliate is bound by any collective bargaining agreement of legally binding arrangement to maintain or contribute to any Employee Benefit Plan.

          (j) There has been no material violation of the "continuation coverage requirements" of "group health plans" of former section 162(k) of the Code (as in effect for tax years beginning on or before December 31, 1988) and of section 4980B of the Code (as in effect for tax years beginning on and after January 1, 1989) and Part 6 of Subtitle B of Title I of ERISA with respect to any group health plan to which such continuation coverage requirements apply.

          (k) There has been no material violation of the health insurance obligation is imposed by section 9801 of the Code and Part 7 of Subtitle B of Title I of ERISA ("HIPAA") with respect to any Employee Benefit Plan which is a group health plan (as defined under Section 5000(b) (1) of the Code or Part 6 of Subtitle B of Title I of ERISA) to which such insurance obligations apply.

     4.17 Labor Matters.

          (a) Except as described in the Disclosure Statement: (i) to the knowledge of Shareholder and Sellers, no application or petition for certification of a collective bargaining agent is pending and none of the employees of either Seller engaged in the Business are, or during the last two
(2) years have been, represented by any union or other bargaining representative; (ii) to the knowledge of Shareholder and Sellers, during the last two (2) years, no union has attempted to organize any group of the employees of either Seller engaged in the Business, and no group of the employees of either Seller engaged in the Business has sought to organize themselves into a union or similar organization for the purpose of collective bargaining; (iii) during the last two (2) years there has not been and there is not currently pending any labor arbitration or proceeding in respect of the grievance of any employee engaged in the Business, any application, charge or complaint filed by any employee or union with the National Labor Relations Board or any comparable state or local agency, any strike, slowdown, picketing or work stoppage by any employees at the Facility, any lockout of any such employees or any labor trouble or other labor-related controversy, occurrence or condition;
(iv) no agreement restricts either Seller from relocating or closing the Facility or any portion thereof; and (v) to the knowledge of Shareholder and Sellers, no such agreement, action, proceeding or occurrence is threatened or contemplated by any person.

          (b) Except as described in the Disclosure Statement with respect to the Business and the Facility, neither Seller has been cited for violations of the Occupational Safety and Health Act of 1970, 29 U.S.C. sec. 651 et seq. ("OSHA"), any regulation promulgated pursuant to OSHA, or any other statute, ordinance, rule, or regulation establishing standards of workplace safety, or paid any fines or penalties with respect to any such citation. Except as described in the Disclosure Statement: (i) there have not been any inspections of the Facility by representatives of the Occupational Safety and Health Administration or any other government agency vested with authority to enforce any statute, ordinance, rule or regulation establishing standards of workplace safety; (ii) to the knowledge of Shareholder and Sellers, no representative of any such government agency has attempted to conduct any such inspection or sought entry to the Facility for that purpose; (iii) neither Seller has been notified of any complaint or charge filed by any employee or employee representative with any such government agency which alleges that either Seller has violated OSHA or any other statute, ordinance, rule or regulation establishing standards of workplace safety; (iv) neither Seller has been notified that any employee or employee representative of the Business has requested that any such government agency conduct an inspection of the Facility to determine whether violations of OSHA or any other such statute, ordinance, rule or regulation may exist; and (v) neither Seller maintains any condition, process, practice or procedure at the Facility which would be deemed a material violation of OSHA or any other statute, ordinance, regulation or rule establishing standards or workplace safety.

          (c) Attached to the Disclosure Statement are true and correct copies of each OSHA Form No. 200 completed and maintained by Sellers at the Facility for the last two (2) years.

     4.18 Employees. The Disclosure Statement sets forth the following information for each employee of each Seller engaged in the Business (including each such person on leave or layoff status) (collectively, the "Employees"): employee name and job title; current annual rate of compensation (identifying bonuses separately) and any change in compensation since December 31, 1997; vacation accrued and service credited for purposes of vesting and eligibility to participate in applicable Employee Benefit Plans; description of any material pre-existing condition known to either Seller with respect to any applicable Employee Benefit Plan; and any automobile leased or owned by either Seller primarily for use by any of the foregoing persons. Except as described in the Disclosure Statement, none of Employees is a party to, or is otherwise bound by, any agreement or arrangement with any person or entity other than Sellers which limits or adversely affects the performance of his or her duties, the ability of Sellers to conduct the Business, or his or her freedom to engage in the Business (including, without limitation, any confidentiality, non-competition, non-solicitation or proprietary rights agreement). The Disclosure Statement lists or describes each employment, severance, change of control, consulting, commission, agency and representative agreement or arrangement relating to the Business to which either Seller is a party or is otherwise bound, including, without limitation, all agreements and commitments relating to wages, hours or other terms or conditions of employment including, but not limited to, any oral or written agreements or promises relating to the granting of an ownership or profit-sharing interest in the Business (other than unwritten employment arrangements terminable at will without payment of any contractual severance or other amount). Each Seller has properly classified as "employees," and has paid all required withholding taxes with respect to, all persons who qualify as employees under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     4.19 Full Disclosure.

          (a) All documents and other papers delivered by or on behalf of Shareholder and each Seller in connection with the transactions contemplated by this Agreement are accurate and complete in all material respects and are authentic. No representation or warranty of Shareholder or Sellers contained in this Agreement or the Disclosure Statement contains any untrue statement of a material fact or omits to state a fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading in any material respect.

          (b) Except as described in this Agreement or the Disclosure Statement, there is no fact known to Shareholder or Sellers (other than general economic or industry conditions) which materially adversely affects or, so far as Shareholder or Sellers can reasonably foresee, materially threatens, the assets, business, prospects, financial condition or results of operations of the Business or the ability of Shareholder or either Seller to perform this Agreement.

     4.20 Net Asset Guarantee. Information Systems represents, warrants, covenants and guarantees that the book value of the tangible Purchased Assets delivered to Buyer (which Purchased Assets shall include cash or equivalents of not less than $50,000) pursuant to Section 1.1 less the liabilities assumed by Buyer pursuant to Section 1.3 (the "Net Assets") shall be at least $675,000.

     4.21 Absence of Changes or Events. Except as described on the Disclosure Statement and except for actions taken after the date hereof pursuant to a specific covenant hereunder, since the December 31, 1997 date neither of the Sellers have:

          (a) declared or paid any dividend or other distribution or payment in respect of the shares of capital stock of either Seller or any repurchase or redemption of any such shares of capital stock or other securities;

          (b) discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to Purchased Assets or the Business;

          (c) sold, assigned or transferred any of its Assets or properties except in the ordinary course of business consistent with past practice;

          (d) created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected to any Lien, any of its Purchased Assets, other than the liens, if any, for current taxes not yet due and payable;

          (e) made or suffered any amendment or termination of any Contract to which it is a party or by which it is bound or canceled, modified or waived any debts or claims held by it, other than in the ordinary course of business consistent with past practice, or waived any right of substantial value, whether or not in the ordinary course of business;

          (f) suffered any damage, destruction or loss, whether or not covered by insurance, of any item carried on its books of account at more than $1,000, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility services required to conduct its Business;

          (g) suffered any decrease in its retained earnings or working capital, or any material adverse change in its Business;

          (h) suffered any adverse change or any threat of an adverse change in its relation with, or any loss or threat of loss of, any of its customers other than usual attrition in the ordinary course of customers that are not individually or in the aggregate material to the Business;

          (i) made any capital expenditure or capital addition or betterment except such as may be involved in ordinary repair, maintenance and replacement of its Purchased Assets;

          (j) increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its shareholders, directors, officers, employees or independent contractors, or made any increase in, or any addition to, other benefits to which any of its shareholders, directors, officers or employees may be entitled;

          (k) changed any of the accounting principles followed by it or the methods of applying such principles; or

          (l) entered into any material transaction or any transaction other than in the ordinary course of business consistent with past practice.

     4.22 Affiliate Agreements. Except as described in the Disclosure Statement, there are no agreements, arrangements or understandings between either Seller on the one hand and Shareholder or any present or former director, shareholder or officer of either Seller or any member of the immediate family of or any person or entity controlling or controlled by any of such persons (a "Related Party"). No such agreements or arrangements between either Seller and all Related Parties are included in the Purchased Assets, except for the Consulting Agreement with MJ Consulting (an entity controlled by the spouse of Mr. Eric A. Fris, Jr.). Shareholder has no ownership interest in any supplier or contractor of either Seller.

     SECTION 5. REPRESENTATIONS AND WARRANTIES OF BUYER.

     Buyer hereby represents and warrants to Shareholder and each Seller as of the date of this Agreement as follows:

     5.1 Organization and Good Standing. Buyer is a Pennsylvania corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania and has all necessary corporate power and authority to carry on its business as presently conducted, to own and lease the assets which it owns and leases and to perform all its obligations under each agreement and instrument by which it is bound.

     5.2 Power and Authorization. Buyer has full legal right, power and authority to enter into and perform its obligations under this Agreement and under the other agreements and documents (the "Buyer Transaction Documents") required to be delivered by it prior to or at the Closing. The execution, delivery and performance by Buyer of this Agreement and the Buyer Transaction Documents have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Buyer and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms. When executed and delivered as contemplated herein, each of the Buyer Transaction Documents shall constitute the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

     5.3 No Conflicts.

         (a) The execution, delivery and performance of this Agreement and the Buyer Transaction Documents do not and will not (with or without the passage of time or the giving of notice):

             (i) violate or conflict with any provision of Buyer's Articles of Incorporation, by-laws or of any Law binding upon Buyer; or

             (ii) violate or conflict with, result in a breach of, or constitute a default or otherwise cause any loss of benefit under any material agreement or other material obligation to which Buyer is a party.

         (b) No consents or approvals of, or registrations, notifications, filings and/or declarations with, any court, government or governmental agency or instrumentality, creditor, lessor or other person are required to be given or made by Buyer in connection with the execution, delivery and performance of this Agreement and the other agreements and instruments contemplated herein, other than such as have been obtained or made or which the failure to obtain would not have a material adverse affect on Buyer's ability to consummate the transactions contemplated herein and therein.

         (c) There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to the knowledge of Buyer, threatened, that question any of the transactions contemplated by this Agreement or the validity of this Agreement or any of the other agreements or instruments contemplated hereby or which, if adversely determined, would have an a material adverse effect upon the ability of Buyer to enter into or perform its obligations under this Agreement or any of the other agreements or instruments contemplated hereby. Buyer has not received any request from any governmental agency or instrumentality for information with respect to the transactions contemplated hereby.

     5.4 Brokers. No person acting on behalf of Buyer or any of its affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement, other than Argentum Partners, whose fees and expenses shall be paid by Buyer.

     5.5 Capital Structure. The capital structure of the Buyer is as presented in its most recent filings with the U.S. Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     SECTION 6. EMPLOYEE BENEFITS AND EMPLOYMENT.

     6.1 Employment.

         (a) Buyer will offer employment to each employee of the Business listed on Schedule 6.1 attached hereto at a rate of pay at least equal to such employee's rate of pay (base and bonus) in effect on, and with such benefits as shall be, in the aggregate, generally comparable to such employee's benefits immediately prior to, the Closing Date. Employees who accept such employment shall be referred to as "Transferred Employees" for purposes of this Agreement. Each Seller shall be responsible for any severance pay obligations with respect to individuals employed in the Business who are not Transferred Employees and whose employment with Sellers is terminated. Anything contained in or implied by the provisions of this Section 6.1 to the contrary notwithstanding, the provisions of this Section shall not create any third-party beneficiary rights in any person, including any Transferred Employee.

         (b) Each Transferred Employee wishing to be eligible to receive stock option grants pursuant to The Judge Group, Inc. 1996 Incentive Stock Option and NonQualified Stock Option Plan for Key Employees and Non-Employee Directors will, after a period of consideration ending on July 31, 1998, be required to sign Buyer's NonSolicitation and Confidentiality Agreement in order to receive options; Each Seller agrees to assist Buyer in obtaining such executed agreements from the Transferred Employees.

     6.2 Employee Pension Benefit Plans. The benefits under any Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA) maintained by either Sellers which have accrued to any Transferred Employee as of the Closing Date shall be frozen as of the Closing Date and no further benefits shall accrue under any such Employee Pension Benefit Plan with respect to such Transferred Employee. Buyer assumes no responsibility with respect to any such Employee Pension Benefit Plan.

     6.3 Employee Welfare Benefit Plans. Buyer shall assume and continue the Employee Welfare Benefit Plans (as defined in Section 3(1) of ERISA) maintained by either Seller as of the Closing Date with respect to the Transferred Employees in accordance with the terms and conditions of this Section 6.3 and such Employee Welfare Benefit Plans. However, Buyer reserves the right to modify, amend, suspend, or terminate such Employee Welfare Benefit Plans at any time after the Closing Date. Notwithstanding the foregoing, Sellers shall remain responsible and liable for any acts or omissions by Sellers with respect to such Employee Welfare Benefit Plans occurring prior to the Closing Date.

         In addition, each Seller shall remain responsible for any injury sustained prior to the Closing Date that is related to a worker's compensation claim prior to the Closing Date.

     6.4 Vacation and Holidays. Buyer will provide to the Transferred Employees the same vacations and holidays as provided by Sellers through December 31, 1997 except that Buyer will not permit the use of any vacation carried over from 1997 or prior years.

     6.5 Health Continuation Coverage. Each Seller shall be responsible for all health continuation coverage requirements of the Code and ERISA for all periods prior to the Closing Date. Buyer shall be responsible for all health continuation coverage requirements of the Code and ERISA for Transferred Employees for all periods subsequent to the Closing Date.

     6.6 Health Insurance Portability and Accountability Act. Each Seller shall be responsible for all health insurance obligations imposed by HIPAA with respect to any Employee Welfare Benefit Plan which is a group health plan (as defined under Section 5000(b)(1) of the Code or Part 6 of Subtitle B of Title I of ERISA) for all periods prior to the Closing Date. Buyer shall be responsible for all HIPAA obligations with respect to any Employee Welfare Benefit Plan which is a group health plan and which is assumed by Buyer for Transferred Employees for all periods subsequent to the Closing Date.

     6.7 Reporting and Disclosure Requirements. Each Seller shall be responsible for filing all annual reports and satisfying all other reporting and disclosure requirements with respect to any Employee Benefit Plan for all Plan Years ending prior to the Closing Date.

     6.8 Employee Records. Each Seller shall grant Buyer full access to all employee records relating to the Transferred Employees.

     SECTION 7. CERTAIN CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.

     The obligation of Buyer to consummate the acquisition of the Purchased Assets is subject to the fulfillment by or at the Closing of each of the following conditions:

     7.1 Representations and Warranties. The representations and warranties of Shareholder and each Seller contained in this Agreement shall be deemed to have been made again at and as of the Closing and shall then be true and correct.

     7.2 Performance of Covenants. Shareholder and each Seller shall have performed or complied with all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

     7.3 Net Asset Value. Sellers shall have delivered to Buyer at the Closing Net Assets worth at least $675,000.

     7.4 Approvals. The consent or approval of all persons necessary for the consummation of the transactions contemplated hereby shall have been obtained and no such consent or approval: (a) shall have been conditioned upon the modification, cancellation or termination of any lease, commitment, agreement, easement, right or Authorization included in the Purchased Assets; or (b) shall impose on the Buyer, any condition, provision or requirement not presently imposed upon Sellers, and which is described in the Disclosure Statement, or any condition that would be more restrictive after the Closing on Buyer, than the conditions presently imposed on Sellers.

     7.5 Legal Matters. The Closing shall not violate any order or decree of any court or governmental body of competent jurisdiction and no suit, action, proceeding or investigation shall have been brought or threatened by any person (other than the Buyer or an affiliate of Buyer) which questions the validity or legality of this Agreement or the transactions contemplated hereby.

     7.6 No Material Adverse Change. There shall not have been any material adverse change or threat of material adverse change in the Business or the Purchased Assets since February 28, 1998, or in any development of a nature that is, or is likely to be materially adverse to the Business or the Purchased Assets since that date.

     7.7 Opinion of Counsel. Buyer shall have received the opinion satisfactory to Buyer of Williams, Williams, Ruby & Plunkett, counsel for Shareholder and Sellers, in the form attached hereto as Exhibit VI dated as of the Closing.

     7.8 Closing Certificates. The Buyer shall have received certificates from the Sellers, dated the Closing Date, certifying in such detail as the Buyer may reasonably request that the conditions specified in Sections 7.1, 7.2 and 7.3 hereof have been fulfilled.


     SECTION 8. CERTAIN CONDITIONS PRECEDENT TO OBLIGATIONS OF SHAREHOLDER AND
                SELLERS.

     The obligation of Shareholder and Sellers to consummate the sale of the Purchased Assets is subject to the fulfillment by or at the Closing of each of the following conditions:

     8.1 Representations and Warranties. Buyer's representations and warranties contained in this Agreement shall be deemed to have been made again at and as at the Closing and shall then be true and correct.

     8.2 Performance of Covenants. Buyer shall have performed or complied with all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

     8.3 Approvals. The consent or approval of all persons described on the Disclosure Statement pursuant to Sections 4.5(b) and 4.12 shall have been obtained.

     8.4 Legal Matters. The Closing shall not violate any order or decree of any court or governmental body of competent jurisdiction and no suit, action, investigation, or legal or administrative proceeding shall have been brought or threatened by any person (other than Seller or an affiliate of Seller) which questions the validity or legality of this Agreement or the transactions contemplated hereby.

     8.5 Lease. Buyer shall have entered into the Lease.

     8.6 Closing Certificates. The Sellers shall have received certificates from the Buyer, dated the Closing Date, certifying in such detail as the Sellers may reasonably request that the conditions specified in Sections 8.1 and 8.2 hereof have been fulfilled.

     SECTION 9. CERTAIN POST-CLOSING MATTERS; COVENANTS

     9.1 Confidential Information. From and after the Closing, unless expressly consented to in writing by Buyer, Shareholder and the Sellers shall not, and shall use best efforts to cause all Transferred Employees and others to, directly or indirectly, use or disclose to any third person, any trade secret, financial data, customer list, pricing or marketing policies or plans or other proprietary or confidential information relating to the Business.

     9.2 Covenant Not to Compete. Shareholder agrees that, unless acting with the prior written consent of the Buyer, he will not, directly or indirectly,

         (a) for a period of two (2) years after the Closing Date, within 100 miles of any office location for which Shareholder has management responsibility, or for a period of one (1) year after the Closing Date and within 100 miles of a location in which there is any office or facility of the
Buyer: (i) without the prior written approval of Buyer, which approval may be granted or denied in the sole discretion of the Buyer, directly or indirectly, own, manage, operate, control, be employed by, consult with, participate in, or be connected in any manner with the ownership, management, operation, or control of any business which engages, directly or indirectly, in the (a) placement of technical personnel or (b) business of providing technical project management services in competition with the Buyer's business as conducted on the date hereof; (ii) be or become a stockholder, partner, owner, officer, director or employee or agent of, or a consultant to or give financial or other assistance to, any person or entity considering engaging in any such activities or so engaged; (iii) seek in competition with the business of Buyer to procure orders from or do business with any customer of Buyer for which Buyer has provided services in the preceding twelve (12) months; (iv) solicit, or contact with a view to the engagement or employment by, any person or entity of any person who is an employee or contractor of Buyer; (v) seek to contract with or engage (in such a way as to adversely affect or interfere with the business of Buyer) any person or entity who has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials or services to Buyer;
(vi) engage in or participate in any effort or act to induce any of the customers, associates, consultants, or employees of Buyer or any of its affiliates to take any action which is materially disadvantageous to Buyer or any of its affiliates; provided, however, that nothing herein shall prohibit the Shareholder and his affiliates from owning as passive investors, in the aggregate not more than 5% of the outstanding publicly traded stock of any corporation so engaged; and

         (b) for a period of two (2) years after the Closing Date, in any manner contact, induce, solicit or influence any client of the Business or of the Buyer or any of its affiliates to cause such client to terminate its relationship with the Business and/or Buyer.

     In the event that the provisions of this Section 9.2 should ever be deemed to exceed the time or geographic limitations or any other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum permitted by applicable law. Shareholder and each Seller specifically acknowledge and agree that the foregoing restrictions are reasonable and necessary to protect the legitimate interests of Buyer, that Buyer would not have entered into this Agreement in the absence of such restrictions, that any violation of such restrictions will result in irreparable injury to the Buyer, that the remedy at law for any breach of the foregoing restrictions will be inadequate, and that, in the event of any such breach, the Buyer, in addition to any other relief available to it, shall be entitled to temporary injunctive relief before trial from any court of competent jurisdiction as a matter of course and to permanent injunctive relief without the necessity of quantifying actual damages.

         (c) If Buyer shall fail to pay any Seller any amount required to be paid by Buyer hereunder or under the Notes, and such failure shall be continuing for 90 days after written notice from such Seller to Buyer, such Seller shall be released from the non-competition provision set forth in this Section 9.2; provided, however, that the exercise by Buyer of any right of set-off as provided in Section 10.6 hereof shall not release such Seller from the non-competition provision set forth in this Section 9.2.

     9.3 Pursuit of Authorizations. Shareholder and each Seller shall use his or its best efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law to transfer any Intellectual Property to the Buyer and, at the expense of Buyer, to permit the Buyer to promptly obtain all governmental consents, licenses, permits, franchises, grants or other authorizations which are used in the Business ("Authorizations") and are required for the Business and operations of the Buyer after the Closing.

     9.4 Assignment of Purchased Assets; Consents. Prior to the Closing Date and for a period of one year thereafter, Shareholder and Sellers shall use reasonable efforts to obtain all non-governmental approvals, consents or waivers necessary to assign to Buyer the Purchased Assets (the "Interests"), as soon as practicable; provided, however, Shareholder and Sellers shall not be obligated to pay any consideration therefor to the third party from whom such approval, consent or waiver is requested. To the extent any of the approvals, consents or waivers referred to above have not been obtained by Shareholders and Sellers, Sellers' only obligations with respect thereto shall be to use their reasonable efforts during the remaining term of such Interest to: (i) cooperate with Buyer in any reasonable and lawful arrangements designed to provide the benefits of such Interest to Buyer so long as Buyer reimburses Sellers for all payments, charges or other liabilities made or suffered by Sellers in connection therewith; and (ii) enforce, at the request of Buyer and for the account of Buyer, any rights of Seller arising from such Interest against such issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Interest in accordance with the terms thereof upon the written advice of Buyer).

     9.5 Rule 144. The Buyer covenants that it will cause Judge Group to (i) use its best efforts to comply with the current public information requirements of Rule 144(c)(1) under the Securities Act; and (ii) at all such times as Rule 144 is available for use by the holders of the Securities, the Buyer will furnish each such holder upon request with all information within the possession of the Buyer required for the preparation and filing of Form 144.

     9.6 Doubtful Account Reserve Payment. On September 30, 1998, Buyer agrees to pay to Information Solutions the amount, if any, which equals the portion of the Doubtful Account Reserve which remains unused as of September 5, 1998, provided, however, that the Doubtful Account Reserve may only be debited with respect to those specific accounts receivable which are included in the Purchased Assets that have not been collected by Buyer as of September 5, 1998. On September 30, 1998, Information Solutions shall pay to Buyer the amount, if any, by which the actual amount of uncollected accounts receivable which are included in the Purchased Assets exceeds the Doubtful Account Reserve as of September 5, 1998; and Buyer shall assign such accounts to Information Solutions.

     9.7 Use of Name; Dissolution of ISI Systems. From and after the Closing, Sellers (and any shareholders, principals or officers of Sellers) shall not use for any purpose, the names "ISI," "Information Solutions" or any similar sounding name or any variant thereof, except that (i) ISI Systems may continue to use such names solely for the purpose of dissolving, winding up and liquidating its corporate existence, which it hereby covenants to do as soon as reasonably practicable; and (ii) Information Solutions shall, as soon as reasonably practicable, change its name on all applicable governing instruments and documents including, without limitation, its articles of incorporation, bank deposit or money market accounts and other similar items.

     9.8 Audited Financial Statements. Upon the request of Buyer, Shareholder and each Seller shall, at the expense of Buyer, take, or cause to be taken by their accountants, such action as is necessary to provide to Buyer audited financial statements of Sellers, and appropriate accountant's consents, that comply with the requirements of Regulation S-X under the Securities Exchange Act of 1934, as amended.


     SECTION 10. INDEMNIFICATION

     10.1 Indemnification by Sellers.

          (a) Each Seller shall indemnify and hold Buyer and Buyer's officers, directors, employees and shareholders harmless against and in respect of any and all losses, costs, expenses, claims, damages, obligations and liabilities, including interest, penalties and reasonable attorneys fees and disbursements ("Damages"), which Buyer or any such person may suffer, incur or become subject to arising out of, based upon or otherwise in respect of: (i) any inaccuracy in or breach of any representation or warranty of Shareholder or either Seller made in or pursuant to this Agreement, or any Seller Transaction Document; (ii) any breach or nonfulfillment of any covenant or obligation of Shareholder or either Seller contained in this Agreement or any Seller Transaction Document; (iii) any liability or other obligation of either Seller not expressly assumed by Buyer pursuant to Section 1.3.

     10.2 Indemnification by Buyer. Buyer shall indemnify and hold Sellers and Sellers' officers, directors and shareholders harmless against and in respect of any and all Damages which either Seller may suffer, incur or become subject to arising out of, based upon or otherwise in respect of: (a) any inaccuracy in or breach of any representation or warranty of Buyer made in or pursuant to this Agreement or any Buyer Transaction Document; (b) any breach or nonfulfillment of any covenant or obligation of Buyer contained in this Agreement or any Buyer Transaction Document; and (c) the operation or failure to perform by Buyer of the Business and the Purchased Assets after the Closing Date, including any liability or other obligation of Seller assumed by Buyer pursuant to Section 1.3 herein.

     10.3 Inter-Party Claims. Any party seeking indemnification pursuant to this
Section 10 (the "Indemnified Party") shall notify the other party or parties from whom such indemnification is sought (the "Indemnifying Party") of the Indemnified Party's assertion of such claim for indemnification, specifying the basis of such claim. The Indemnified Party shall thereupon give the Indemnifying Party reasonable access to the books, records and assets of the Indemnified Party which evidence or support such claim or the act, omission or occurrence giving rise to such claim and the right, upon prior notice during normal business hours, to interview any appropriate personnel of the Indemnified Party related thereto.

     10.4 Third Party Claims.

          (a) Each Indemnified Party shall promptly notify the Indemnifying Party of the assertion by any third party of any claim with respect to which the indemnification set forth in this Section relates (which shall also constitute the notice required by Section 10.3). The Indemnifying Party shall have the right, upon notice to the Indemnified Party within twenty (20) business days after the receipt of any such notice, to undertake the defense of or, with the consent of the Indemnified Party (which consent shall not unreasonably be withheld), to settle or compromise such claim. The failure of the Indemnifying Party to give such notice and to undertake the defense of or to settle or compromise such a claim shall constitute a waiver of the Indemnifying Party's rights under this Section 10.4(a) and shall preclude the Indemnifying Party from disputing the manner in which the Indemnified Party may conduct the defense of such claim or the reasonableness of any amount paid by the Indemnified Party in satisfaction of such claim.

          (b) The election by the Indemnifying Party, pursuant to Section 10.4(a), to undertake the defense of a third-party claim shall not preclude the party against which such claim has been made also from participating or continuing to participate in such defense, so long as such party bears its own legal fees and expenses for so doing.

     10.5 Limitations. Sellers shall have no obligation to indemnify Buyer or any other person against Damages pursuant to Section 10.1(a) of this Agreement arising out of or based upon any inaccuracy in or breach of any representation or warranty made in or pursuant to this Agreement or any Transaction Document unless and until the aggregate of all such Damages suffered or incurred by Buyer and such persons exceeds $10,000; in which event Buyer and such persons shall be entitled to indemnification for the full amount of all Damages suffered or incurred.

     10.6 Right of Set-Off.

          (a) Upon the terms and subject to the conditions set forth in this
Section 10.6, Buyer shall have the right to set-off, against any amount which may be owed by Buyer to Sellers pursuant to this Agreement any amount owed by Sellers to Buyer, or any other person pursuant to this Agreement. The exercise of such right of set-off by Buyer shall not constitute an event of default under any obligation owed by Buyer to either Seller.

          (b) In the event that Buyer elects to exercise the right of set-off provided for herein, Buyer shall provide Sellers with at least 14 days prior written notice of such election. If (i) Sellers fail to pay to Buyer the amount claimed to be owed (and for which Buyer seeks to exercise its right of set-off pursuant to this Section 10.6), and (ii) prior to the expiration of such 14 day period, Sellers notify Buyer in writing of its disagreement with Buyer's exercise of the right of set-off provided for herein, Buyer shall be entitled, upon the expiration of such 14 day period, to exercise its right of set-off provided for herein by delivering the amount sought to be set-off by Buyer to an escrow account (the "Escrow Account") pending resolution of such dispute pursuant to arbitration, as provided for in Section 11.7 hereof. Such escrowed funds, including all interest accruing thereon, if any, shall be held in the Escrow Account until such time as the dispute is resolved by the panel of arbitrators, as provided in Section 11.7 hereof, and shall be released by the escrow agent only as expressly directed by said arbitrators.

     SECTION 11. MISCELLANEOUS.

     11.1 Knowledge. All references in this Agreement to Shareholder's or either Seller's knowledge respecting a particular matter shall conclusively be deemed and presumed to include, without limitation, all facts, circumstances and conditions known to Shareholder or either Seller regarding such matter.

     11.2 Survival of Representations and Warranties.

          (a) The representations and warranties made by the parties in this Agreement and in the certificates, documents, Schedules and Exhibits delivered pursuant hereto shall survive the consummation of the transactions herein contemplated for a period of two (2) years, except that the representations and warranties set forth in Section 4.15 shall remain in force for a period corresponding to that of the applicable statute of limitations. Anything in this Agreement to the contrary notwithstanding, the representations and warranties of Shareholder and either Seller hereunder, and the right of Buyer to indemnification for breach thereof, shall not be affected by any investigation of either Seller or its subsidiaries made by Buyer or its agents or representatives.

          (b) The disclosures in the Disclosure Statement shall relate only to the representations and warranties to which they expressly refer and to no other representation or warranty in this Agreement. In the event of any inconsistency between the statements made in the body of this Agreement and those contained in the Disclosure Statement (other than an express exception to a specifically identified statement), those in this Agreement shall control.

     11.3 Further Assurances. Each party hereto shall use best efforts to comply with all requirements imposed hereby on such party and to cause the transactions contemplated hereby to be consummated as contemplated hereby, and shall, from time to time and without further consideration, either before or after the Closing, execute such further instruments, and take such other actions, as any other party hereto shall reasonably request in order to fulfill its obligations under this Agreement and to effectuate the purposes of this Agreement and to provide for the orderly and efficient transition of the Business to Buyer. Each party shall promptly notify the other parties of any event or circumstance known to such party that could prevent or delay the consummation of the transactions contemplated by this Agreement, or which would indicate a breach or non-compliance with any of the terms, conditions, representations, warranties or agreements of any of the parties to this Agreement.

     11.4 Costs and Expenses. Except as otherwise expressly provided herein, each party shall bear its own expenses in connection herewith. Any and all transfer, documentary and similar taxes and recording and filing fees (other than sales and use taxes which shall be borne by Buyer) incurred in connection with the transactions contemplated herein shall be borne equally by Sellers and by Buyer, except that any filing fees required by the U.S. Patent and Trademark Office with respect to the assignments of the patents and patent applications included in the Intellectual Property shall be borne by Buyer.

     11.5 Notices. All notices or other communications permitted or required under this Agreement shall be in writing and shall be sufficiently given if and when hand delivered to the persons set forth below, or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by telegram, telex or telecopy, receipt acknowledged, addressed as set forth below or to such other person or persons and/or at such other address or addresses as shall be furnished in writing by any party hereto to the others. Any such notice or communication shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.

     To Buyer:

           Judge Technical Services, Inc.
           Two Bala Plaza, Suite 405
           Bala Cynwyd, PA 19004
           Attention: Richard T. Furlano, President

           Telecopier: (610) 664-7090

     To Sellers and Shareholder:

           John J. Runyon
           8625 Richardson Road, Suite 100
           Walled Lake, MI 48390

           Telecopier: 248-360-4453

     11.6 Assignment and Benefit.

          (a) Neither Shareholder nor Sellers shall assign this Agreement or any rights hereunder, or delegate any obligations hereunder, without the prior written consent of Buyer. The foregoing notwithstanding, subject to compliance with all applicable federal and state securities laws, Sellers shall have the right to assign, pledge or hypothecate the Securities. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto, and each of their respective successors, heirs and assigns.

          (b) This Agreement shall not be construed as giving any person, other than the parties hereto and their permitted successors, heirs and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any of the provisions herein contained, this Agreement and all provisions and conditions hereof being intended to be, and being, for the sole and exclusive benefit of such parties, and permitted successors, heirs and assigns and for the benefit of no other person or entity

     11.7 Settlement of Disputes. The parties will attempt in good faith to resolve any and all controversies of every kind and nature between the parties to this Agreement arising out of or in connection with the existence, construction, validity, interpretation or meaning, performance, non-performance, enforcement, operation, breach, continuance or termination of this Agreement (each, a "Dispute") promptly by negotiations between senior executives of the parties who have authority to settle the Dispute. The disputing party shall give the other party written notice of the Dispute. Within twenty days after receipt of said notice, the receiving party shall submit to the other a written response. The notice and response shall include (a) a statement of each party's position and a summary of the evidence and arguments supporting its position, and (b) the name and title of the executive who will represent that party. The executives shall meet at a mutually acceptable time and place within thirty days of the date of the disputing party's notice and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Dispute. If the matter has not been resolved within sixty days of the disputing party's notice, or if the party receiving said notice will not meet within thirty days, the Dispute shall be submitted to arbitration in accordance with the rules of the American Arbitration Association. The parties further agree that all matters shall be governed by the laws of the Commonwealth of Pennsylvania. The parties further agree that any arbitration conducted pursuant to this section, shall be held in Philadelphia, Pennsylvania before a panel of three (3) arbitrators, one selected each of the parties and the third select by the arbitrators selected by the parties. All deadlines specified in this Section may be extended by mutual agreement.

     11.8 Amendment, Modification and Waiver. The parties may, by mutual agreement, amend or modify this Agreement in any respect, and Buyer and Sellers may: (a) extend the time for the performance of any of the obligations of the other, (b) waive any inaccuracies in representations and warranties by the other, (c) waive compliance by the other with any of the obligations contained in this Agreement, and (d) waive the fulfillment of any condition precedent to the performance under this Agreement of the waiving party. Any such amendment, modification, extension or waiver shall be in writing. The waiver by a party of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

     11.9 Governing Law; Consent to Jurisdiction. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of law. Any of the parties, before or during the arbitration contemplated by Section 11.7, may apply to a court as set forth below for a temporary restraining order or preliminary injunction or similar equitable relief to protect its interests pending completion of such arbitration proceedings and, in particular, to enforce the provisions of Section 11.7 and to aid the arbitration contemplated thereby. For this purpose, each party agrees that suit may be instituted in any federal court in the Eastern District of Pennsylvania or in Montgomery County state court in the Commonwealth of Pennsylvania, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given as provided in Section
11.5 herein. Nothing contained in this Section 11.9, in Section 11.7 or elsewhere herein, shall be deemed to affect the right of any party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any jurisdiction other than Pennsylvania. Nothing contained herein or in any Transaction Document shall prevent or delay Buyer, Shareholder or Sellers from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Shareholder, Sellers or Buyer of any of his or its obligations hereunder.

     11.10 Section Headings and Defined Terms. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement. The terms defined herein and in any agreement executed in connection herewith include the plural as well as the singular and the singular as well as the plural. Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith.

     11.11 Severability. The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

     11.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original; and any person may become a party hereto


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


by executing a counterpart hereof, but all of such counterparts together shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

     11.13 Entire Agreement, etc. This Agreement, together with the Disclosure Statement and the agreements, Exhibits, Schedules, appendices and certificates referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the purchase and sale of the Purchased Assets and supersede all prior agreements and understandings. All Schedules, Exhibits and appendices attached hereto and referred to herein are hereby incorporated herein and made a part hereof as if fully set forth herein. The submission of a draft of this Agreement or portions or summaries thereof does not constitute an offer to purchase or sell the Purchased Assets, it being understood and agreed that neither Buyer, Shareholder nor Sellers shall be legally obligated with respect to such a purchase or sale or to any other terms or conditions set forth in such draft or portion or summary unless and until this Agreement has been duly executed and delivered by all parties.


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


     IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement, all as of the date first above written.

                                    JUDGE TECHNICAL SERVICES, INC.


                                    By: /s/ Richard T. Furlano
                                        ---------------------------------------
                                        Richard T. Furlano, President


                                    INFORMATION SOLUTIONS, INC.


                                    By: /s/ John J. Runyon
                                        ---------------------------------------
                                        John J. Runyon, Chief Executive Officer


                                    ISI SYSTEMS, INC.


                                    By: /s/ John J. Runyon
                                        ---------------------------------------
                                        John J. Runyon, President


                                        (X) /s/ John J. Runyon
                                        ---------------------------------------
                                        John J. Runyon


                                    GUARANTEE

     The Judge Group, Inc., a Pennsylvania corporation ("Judge Group"), hereby guarantees the payment of Buyer's obligations set forth in Section 2 of this Agreement, including Buyer's obligations to make payments pursuant to the Notes.

                                    THE JUDGE GROUP, INC.


                                    By: /s/ Richard T. Furlano
                                        ---------------------------------------
                                        Richard T. Furlano, President

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